Astea Reports Profitable Second Quarter 2012 Results

Quarterly Revenues Increase 32.9% to $8.1 Million from Year-Ago Quarter

Quarterly Net Income Increases to $885,000 from a Loss of $839,000 in the Year-Ago Quarter, Representing a $1.7 Million Swing to the Positive

HORSHAM, Pa., Aug. 14, 2012 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the three and six months ended June 30, 2012.

For the quarter ended June 30, 2012, Astea revenues increased by 32.9% to $8.1 million compared to $6.1 million for the quarter ended June 30, 2011and increased by 25% sequentially compared to first quarter revenues of $6.5 million. Net income available to common stockholders for the second quarter of 2012 was $885,000, or $0.25 per basic and $0.22 per diluted share. This compares to a net loss of $839,000, or ($0.24) per basic and diluted share in the second quarter of 2011 and compares sequentially to a loss of $708,000 or ($0.20) per share for the first quarter of 2012. Software license revenues increased 130% to $2.4 million compared to $1.0 million for the same period in 2011 and increased 1,135% from $193,000 in the first quarter of 2012. Service and maintenance revenues were $5.7 million, a 13% increase compared to revenues of $5.1 million for the same period in 2011 but were down 9% from $6.3 million in the first quarter of 2012.

"I am pleased to announce a solid increase in licensing revenues which were generated from a diverse customer base," stated Zack Bergreen, CEO of Astea International. "The strong licensing revenues generated this quarter will add to the existing backlog for professional services and is expected to continue to drive high levels of professional services throughout this year and beyond. Initiatives we've taken to develop leads and strengthen our success rates have thus far been successful and our sales pipeline continues to expand. In addition, more and more customers are seeking mobility solutions, so much so that mobility is now almost de facto in every sale. Every customer that has signed an agreement with Astea, since the introduction of our new HTML5 mobility solution over a year ago, has purchased this capability. Because our mobility solution is seamlessly integrated with Astea Alliance, we have a distinct competitive advantage over the competition."

Mr. Bergreen further stated, "Multiple organizations throughout the world selected Astea software as its field service solution during the second quarter including 1) an energy and utilities company in France, 2) a major global office equipment manufacturer, 3) a leading specialty construction and life safety company, 4) a major global HVAC manufacturer, and, 5) a leading IT services and print solutions company. We also had seven customers who went live in the second quarter of 2012, including four in the U.S. and one each in Japan, Australia and Europe, which clearly demonstrates the global nature of our solution suite and our geographic diversity. The market recognizes the value of our Astea Alliance solution and is demanding it, and with every customer win, our products continue to prove themselves in the marketplace."

Revenues for the six months ended June 30, 2012 increased 11.6% to $14.6 million compared to $13.1 million in the same six-month period in 2011. Software license revenues decreased 22.4% to $2.6 million compared to $3.3 million for the same period in 2011. Service and maintenance revenues were $12.0 million, a 23.2% increase compared to revenues of $9.7 million for the same six-month period in 2011. Operating income was $354,000 compared to an operating loss of $122,000 in the same six-month period last year. Year-to-date net income available to stockholders is $177,000, or $0.05 per basic and diluted share compared to a net loss available to common stockholders of $281,000 or ($0.08) loss per basic and diluted share in the same period last year.

Outlook
Mr. Bergreen concluded, "We continue to expect profitability for 2012. Our strong results and successful 'go lives' for the quarter give us the confidence and added visibility to maintain our guidance for growth and profitability in 2012."

Astea will host a conference call that will be broadcast live over the Internet on August 14, 2012 at 4:30pm ET to discuss the Company's second quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2012 ASTEA INTERNATIONAL INC. ASTEA AND ASTEA ALLIANCE ARE TRADEMARKS OF ASTEA INTERNATIONAL INC. ALL OTHER COMPANY AND PRODUCT NAMES CONTAINED HEREIN ARE TRADEMARKS OF THE RESPECTIVE HOLDERS.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Financial Tables Follow

ASTEA INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands)
	(Unaudited)
	Three Months Ended June 30,		Six months Ended June 30,
	2012	2011	2012	2011
REVENUES
Software license fees	$ 2,384	1,036	2,577	3,322
Services and maintenance	5,717	5,059	11,988	9,732

Total Revenues	8,101	6,095	14,565	13,054

COSTS OF REVENUES
Cost of software license fees	377	535	769	975
Cost of services and maintenance	3,592	3,507	7,525	6,520

Total Costs of Revenues	3,969	4,042	8,294	7,495

GROSS PROFIT	4,132	2,053	6,271	5,559

OPERATING EXPENSES
Product development	687	1,083	1,258	1,569
Sales and marketing	1,424	969	2,527	2,278
General and administrative	1,046	760	2,132	1,834

Total Operating Costs	3,157	2,812	5,917	5,681

Income (loss) from operations	975	(759)	354	(122)

Interest income	4	6	9	11

Income (loss) before income taxes	979	(753)	363	(111)
Income tax expense	19	11	36	20

Net income (loss)	$ 960	$ (764)	$ 327	$ (131)

Preferred dividend	75	75	150	150

Net income (loss) available to common stockholders	885	(839)	177	(281)

Basic and diluted earnings (loss) per share:
Net income (loss) per share	$ 0.25	$ (0.24)	$ 0.05	$ (0.08)

Shares used in computing basic earnings per share:	3,568	3,560	3,568	3,557

Diluted income (loss) per share	$ 0.22	$ (0.24)	$ 0.05	$ (0.08)

Shares used in computing basic earnings per share:	4,411	3,560	3,568	3,557

ASTEA INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands)
	June 30, 2012	December 31, 2011
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$ 1,301	$ 2,146
Investments available for sale	326	626
Receivables, net of reserves	7,371	7,592
Prepaid expenses and other	343	503

Total current assets	9,341	10,867

Property and equipment, net	554	507
Intangibles, net	436	504
Capitalized software, net	3,541	3,064
Goodwill	1,538	1,538
Other long term restricted cash	175	109
Other assets	127	139

Total assets	$ 15,712	$ 16,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 4,014	$ 4,423
Deferred revenues	5,723	6,601

Total current liabilities	9,737	11,024

Long Term Liabilities:
Deferred tax liabilities	265	244

Stockholders' Equity:
Convertible preferred stock	8	8
Common stock	36	36
Additional paid-in-capital	31,022	31,048
Accumulated deficit	(25,148)	(25,424)
Treasury stock	(208)	(208)

Total stockholders' equity	5,710	5,460

Total liabilities and stockholders' equity	$ 15,712	$ 16,728

ASTEA INTERNATIONAL INC.
STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30 ,
($ in thousands)
	(Unaudited)
	2012	2011
Cash flows from operating activities:
Net income (loss)	$ 327	$ (131)
Adj to reconcile net income (loss)
to cash provided by operating activities:
Depreciation and amortization	877	1,073
Decrease in allowance for doubtful accounts	(6)	(16)
Stock Based Compensation	113	110
Changes in operating assets and liabilities:
Deferred income tax	21	20
Receivables	109	563
Prepaid expenses and other	154	37
Accounts payable and accrued expenses	(362)	362
Deferred revenues	(901)	(219)
Other assets	12	(13)

Net cash provided by operating activities	344	1,786

Cash flows from investing activities:
Capitalized software development costs	(1,152)	(1,079)
Purchases of property and equipment	(181)	(154)
Sale of short term investments	308	491
Purchase of short term investments	-	(920)
Change in restricted cash	(66)	(32)

Net cash used in investing activities	(1,091)	(1,694)

Cash flows from financing activities:
Proceeds from exercise of stock options	11	41
Dividends paid on preferred stock	(150)	(150)

Net cash used in financing activities	(139)	(109)

Effect of exchange rate changes on cash and cash equivalents	41	(98)

Net decrease in cash and cash equivalents	(845)	(115)
Cash, beginning of period	2,146	2,404

Cash, end of period	$ 1,301	$ 2,289

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., +1-215-682-2500, retskovitz@astea.com